Exhibit (1)
FIRST AMENDMENT TO
AMENDED AND RESTATED RIGHTS AGREEMENT
     This FIRST AMENDMENT TO AMENDED AND RESTATED RIGHTS AGREEMENT (this “Amendment”) is entered into as of May 2, 2007 between Westmoreland Coal Company, a Delaware corporation (the “Company”), and Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A.), as rights agent (the “Rights Agent”).
W I T N E S S E T H:
     WHEREAS, the Company and the Rights Agent entered into an Amended and Restated Rights Agreement dated as of February 7, 2003 (the “Restated Agreement”);
     WHEREAS, the Company and the Rights Agent wish to amend the Restated Agreement to modify the definition of “Acquiring Person”, to add other definitions, to revise Sections 3(a), 21 and 26, and to add a new Section 35;
     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:
     1. Section 1(a) of the Restated Agreement is hereby deleted in its entirety and the following Section 1(a) substituted therefor:
          (a) “Acquiring Person” shall mean any Person (as hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, is the Beneficial Owner (as hereinafter defined) of (i) 20% or more of the shares of Common Stock of the Company then outstanding, or (ii) 20% or more of the shares of Voting Stock (as hereinafter defined) then outstanding or (iii) 20% or more of the total number of shares of Company Stock (as hereinafter defined) then outstanding, but in any case shall not include (i) the Company, (ii) any Subsidiary (as hereinafter defined) of the Company, (iii) any employee benefit plan of the Company or any Subsidiary of the Company or any Person organized, appointed or established by the Company or any Subsidiary of the Company or holding shares of Company Stock for or pursuant to the terms of any such plan or (iv) an Exempt Person (as hereinafter defined). Notwithstanding the foregoing, no Person shall become an “Acquiring Person” as the result of an acquisition of shares of Company Stock by the Company which, by reducing the number of shares of Company Stock outstanding, increases the proportionate number of shares beneficially owned by such Person to 20% or more of the shares of Common Stock of the Company then outstanding, or 20% or more of the shares of Voting Stock then outstanding, or 20% or more of the total number of shares of Company Stock then outstanding; provided, however, that if a Person, other than those Persons excepted in the first sentence of this paragraph, shall become the Beneficial Owner of 20% or more of the shares of Common Stock of the Company then outstanding, or 20% or more of the shares of Voting Stock then outstanding or 20% or more of the total number of shares of Company Stock then outstanding by reason of purchases of shares of Company Stock by the Company and shall, after such purchases of shares of Company Stock by the Company, become the Beneficial Owner of any additional shares of Company Stock, then such Person shall be deemed to be an “Acquiring Person”. Notwithstanding the foregoing, if the Board determines in good faith that a Person who would otherwise be an “Acquiring Person” as defined pursuant to the first sentence of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable (as determined in good faith by the Board) following the receipt of written notice from the Company of such event, of Beneficial Ownership of a sufficient number of shares of Company Stock so that such Person would no longer be an “Acquiring Person”, as defined pursuant to the forgoing provisions of this paragraph (a), then such Person shall not, solely as a result of such inadvertent acquisition, be deemed to be an “Acquiring Person” for any purpose of this Agreement.
     2. Section 1 of the Restated Agreement is hereby amended by adding the following sub-sections thereto:
          (jj) “Exempt Person” shall mean Tontine (as hereinafter defined); provided, however, that Tontine shall be an Exempt Person only so long as such Person, together with its Affiliates and Associates, is the Beneficial Owner of a number of shares of Common Stock equal to or less than the Exempt Shares Number (as hereinafter defined and as that number may change from time to time); and provided, further, that Tontine shall cease to be an Exempt Person at such time as (A) Tontine, together with its Affiliates and Associates, shall become the Beneficial Owner of less than 20% of the shares of Common Stock of the Company then outstanding or (B) Tontine or any of its Affiliates or Associates shall commence or publicly announce the intention to commence a tender or exchange offer, the consummation of which would result in any such Person becoming the Beneficial Owner of shares of Common Stock in excess of the Exempt Shares Number (as that number may change from time to time).
          (kk) “Exempt Shares Number” shall mean a number of shares of Common Stock equal to 30% of the fully diluted shares of Common Stock (exclusive of shares of Common Stock issuable in respect of stock options and unexchanged Series A Preferred Stock) issued and outstanding on the date of the closing of the Rights Offering; provided, however, that (i) if a Triggering Event (as hereinafter defined) occurs, and if Tontine acquires shares of Common Stock from the Company pursuant to Section 3(b) of the Standby Purchase Agreement (as hereinafter defined) following the occurrence of such Triggering Event, then the Exempt Shares Number shall equal 25% of the fully diluted shares of Common Stock (exclusive of shares of Common Stock issuable in respect of stock options) issued and outstanding on the date of Tontine’s acquisition of shares from the Company pursuant to Section 3(b) of the Standby Purchase Agreement, (ii) if any shares of Series A Preferred Stock remain outstanding on the date 60 days after the closing of the Rights Offering, the Exempt Shares Number shall equal 30% of the fully diluted shares of Common

Stock (exclusive of shares of Common Stock issuable in respect of stock options) issued and outstanding on the date 60 days after the closing of the Rights Offering, (iii) if Tontine beneficially owns less than 30% of the fully diluted shares of Common Stock (exclusive of shares of Common Stock issuable in respect of stock options) issued and outstanding on the date 80 days after the closing of the Rights Offering, the Exempt Shares Number shall equal the number of shares of Common Stock beneficially owned by Tontine on the date 80 days after the closing of the Rights Offering. Notwithstanding the foregoing, if, after the closing of the Rights Offering or after the Triggering Event, as the case may be, Tontine or any of its Affiliates or Associates shall sell, transfer or otherwise dispose of (including by merger or otherwise by operation of law) or otherwise cease to beneficially own shares of Common Stock (including by merger or otherwise by operation of law), then the Exempt Shares Number shall equal the lesser of (i) the Exempt Shares Number as otherwise then in effect and (ii)(x) the number of shares of Common Stock beneficially owned by Tontine and its Affiliates and Associates immediately prior to such sale, transfer, disposition or other event or circumstance, minus (y) the number of shares of Common Stock sold, transferred or otherwise disposed of or otherwise no longer beneficially owned by Tontine and its Affiliates and Associates.
          (ll) “Rights Offering” shall have the meaning specified in the Standby Purchase Agreement.
          (mm) “Standby Purchase Agreement” shall mean the Standby Purchase Agreement dated as of May 2, 2007 by and between the Company and Tontine.
          (nn) “Tontine” shall mean Tontine Capital Partners, L.P., a Delaware limited partnership.
          (oo) “Triggering Event” shall have the meaning specified in the Standby Purchase Agreement.
     3. Section 3(a) of the Restated Agreement is hereby deleted in its entirety and the following Section 3(a) substituted therefor:
          (a) Until the earlier of (i) the tenth Business Day after the Shares Acquisition Date or (ii) the tenth Business Day (or such later date as may be determined by action of the Board prior to such time as any Person becomes an Acquiring Person) after the date of the commencement by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any Person organized, appointed or established by the Company or any Subsidiary of the Company or holding shares of Company Stock for or pursuant to the terms of any such plan) of, or of the first public announcement of the intention of any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any Person organized, appointed or established by the Company or any Subsidiary of the Company or holding shares of Company Stock for or pursuant to the terms of any such plan) to commence, a tender or exchange offer the consummation of which would result in any Person becoming an Acquiring Person (the earlier of (i) and (ii) being herein referred to as the “Distribution Date”), (x) the Rights will be evidenced by the certificates for shares of Common Stock registered in the names of the holders thereof (which certificates shall also be deemed to be Right Certificates) and not by separate Right Certificates and (y) the right to receive Right Certificates will be transferable only in connection with the transfer of shares of Common Stock. As soon as practicable after the Distribution Date, or, with respect to shares of Common Stock issued on or after the Distribution Date and prior to the earlier of the Redemption Date and the Final Expiration Date by reason of the exercise of any option, warrant, right or convertible security issued by the Company prior to the Distribution Date (other than the Rights), unless otherwise provided to the contrary by the Board at the time of the issuance of any such option, warrant, right or convertible security, simultaneously with the issuance of such shares of Common Stock, the Company will prepare and execute, the Rights Agent will countersign, and the Company will send or cause to be sent (and the Rights Agent will, if requested, send) by first-class, insured, postage-prepaid mail, to each record holder of shares of Common Stock as of the Close of Business on the Distribution Date, or, with respect to shares of Common Stock so issued on or after the Distribution Date (unless otherwise provided with respect thereto as aforesaid), to the record holder of such shares of Common Stock on the date of issuance, at the address of such holder shown on the records of the Company, a Right Certificate, in substantially the form of Exhibit B hereto (a “Right Certificate”), evidencing one Right for each share of Common Stock so held. As of and after the Distribution Date, the Rights will be evidenced solely by such Right Certificates.
4. Section 21 of the Restated Agreement is hereby amended by adding the following as the final sentence thereof:
In the event the transfer agency relationship in effect between the Company and the Rights Agent is terminated by the Company, the Rights Agent will be deemed to resign automatically on the effective date of such termination, and any required notice will be sent by the Company.
5. Section 26 of the Restated Agreement is hereby amended by deleting the Rights Agent’s notice address in its entirety and substituting the following notice address:
Computershare Trust Company, N.A.
525 Washington Blvd., 3rd Floor
Jersey City, NJ 07310
Attention: Client Services
     6. The Restated Agreement is hereby amended by adding a new Section 35 which shall read in its entirety as follows:
     Section 35. Force Majeure. Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts of God, terrorist acts, or other force majeure events.

     7. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
     8. This Amendment shall for all purposes be governed by and construed in accordance with the laws of Delaware applicable to contracts made and to be performed entirely within Delaware.
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     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Amended and Restated Rights Agreement to be duly executed and attested, all as of the day and year first above written.

ATTEST:		WESTMORELAND COAL COMPANY

By:	/s/ Thomas J. Coffey	By:	/s/ Robert E. Killen
Name:	Thomas J. Coffey	Name:	Robert E. Killen
Title:	Director	Title:	Director

ATTEST:		COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Robbin Mayo	By:	/s/ Thomas A. Ferrari
Name:	Robbin Mayo	Name:	Thomas A. Ferrari
Title:	Senior Account Manager	Title:	Senior Managing Director